UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 12, 2004

Date of Report (Date of earliest event reported)

Realty Income Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

220 West Crest Street
Escondido, California 92025-1707
(Address of principal executive offices) (Zip Code)

(760) 741-2111

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On October 12, 2004, Realty Income Corporation (the “Company”) entered into a purchase agreement with Credit Suisse First Boston LLC (the “Underwriter”), pursuant to which the Company agreed to issue and sell 1,100,000 shares of its 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock.  Upon the closing of this offering, the number of shares of Class D preferred stock outstanding will increase to 5,100,000 shares.  The additional shares have been priced at $25.4311 per share plus accrued dividends, to the anticipated closing of the offering on October 19, 2004, of $0.0204 per share.  The Class D preferred stock has no stated maturity and may be redeemed at the Company’s option on or after May 27, 2009.  The Company intends to use the net proceeds from the offering (approximately $27.6 million) to repay outstanding borrowings under its $250 million credit facility and for general corporate purposes.

Item 9.01               Financial Statements and Exhibits.

(c)	Exhibits.

1.1	Purchase Agreement, dated October 12, 2004, between the Underwriter and the Company.
3.1

Articles Supplementary to the Articles of Incorporation of the Company relating to the classification and designation of 4,200,000 shares of 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock, dated May 24, 2004 (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 25, 2004).

3.2

Articles Supplementary to the Articles of Incorporation of the Company relating to the classification and designation of 1,100,000 shares of 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock, dated October 18, 2004 (filed herewith).

5.1	Opinion of Venable LLP.
12.1	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).
99.1	Press Release Announcing the Offering dated October 12, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: October 18, 2004	By:	/s/ Michael R. Pfeiffer
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice-President, General Counsel and Secretary